Exhibit 2.1

AMENDMENT NO.1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to that certain Agreement and Plan of Merger (this “Amendment”) is made and entered into as of February 9, 2023 (the “Amendment Effective Date”) by and among (i) First Light Acquisition Group, Inc. a Delaware corporation (the “Purchaser”), (ii) First Light Acquisition Group, LLC, in the capacity as the representative from and after the Effective Time (as defined in the Merger Agreement) for the stockholders of the Purchaser (other than the Company Security Holders (as defined in the Merger Agreement) as of immediately prior to the Effective Time and their successors and assignees) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (iii) Allan Camaisa, in the capacity as the representative from and after the Effective Time for the Company Stockholders (as defined in the Merger Agreement) as of immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Seller Representative”) and (iv) Calidi Biotherapeutics, Inc., a Nevada corporation (the “Company”). The Purchaser Parties, the Purchaser Representative, the Seller Representative and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, the Parties entered into an Agreement and Plan of Merger, dated as of January 9, 2023 (the “Merger Agreement”);

WHEREAS, pursuant to Section 9.9 of the Merger Agreement, the Merger Agreement may be amended by execution of a written instrument signed by the Purchaser, the Company, the Purchaser Representative and the Seller Representative; and

WHEREAS, the Parties hereby desire to amend the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

AGREEMENT

1.	Definitions. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Merger Agreement.

2.	Amendments to Merger Agreement.

a.	Section 1.4(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code (the “Tax Treatment”). The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. The Escalation Shares to be issued to each Company Stockholder shall be withheld into an escrow account at Closing to be released to each applicable holder upon the achievement of the First Escalation Achievement Date, Second Escalation Achievement Date, Third Escalation Achievement Date and Fourth Escalation Achievement Date with any remaining Escalation Shares that have not been so released returned to the Purchaser for cancellation. The shares to be issued into escrow shall be non-voting shares that convert into voting common stock upon the release of such shares from the escrow account. The shares deposited into escrow that have not been released from escrow shall be returned to the Purchaser at the end of the Escalation Period for cancellation.”

b.	Section 1.10(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Prior to the Effective Time, the Purchaser shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging the certificates representing Company Stock (“Company Certificates”) and distributing the Stockholder Merger Consideration and the Escalation Shares, if any. At or prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the Stockholder Merger Consideration, 18,000,000 shares of Purchaser Class A Common Stock representing the aggregate number of Escalation Shares, and 2,000,000 shares of Purchaser Class A Common Stock representing the aggregate number of Purchaser Continuation Shares. At the Effective Time, and upon any Escalation Payment Date, the Purchaser shall deliver irrevocable instructions to the Exchange Agent to distribute the Stockholder Merger Consideration or the Escalation Shares, as applicable, to the Company Stockholders, in accordance with the Allocation Schedule, and the Purchaser Continuation Shares to the Non-Redeeming Purchaser Stockholders. At least two (2) Business Days prior to the Closing Date, the Company shall deliver the Allocation Schedule to the Purchaser and the Exchange Agent. At or prior to the Effective Time, the Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Stockholder, a letter of transmittal for use in such exchange, in a form to be mutually agreed between the Purchaser and the Company (a “Letter of Transmittal”) (which shall specify that the delivery of Company Certificates in respect of the Stockholder Merger Consideration and the Escalation Shares, if any, shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent (or a Lost Certificate Affidavit)) for use in such exchange.”

c.	Section 1.18(c) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“For the avoidance of doubt, the Company Stockholders shall be entitled to receive Escalation Shares upon the occurrence of each Escalation Achievement Date and on each Escalation Achievement Date, the Company Stockholders shall be entitled to receive the Escalation Shares for any Escalation Achievement Date set at a lower Purchaser Trading Price to the extent not already released; provided, however, that each Escalation Achievement Date shall only occur once, if at all, and in no event shall the Company Stockholders be entitled to receive more than an aggregate of 18,000,000 Escalation Shares.”

d.	Section 1.18(d) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“The date on which any Escalation Shares are release from escrow pursuant to this Section 1.18, shall be referred to as an “Escalation Payment Date.” Notwithstanding anything to the contrary in the foregoing, if one or more Escalation Payment Dates shall occur prior to six (6) months following the Closing Date, then such Escalation Payment Date(s) shall be delayed until the date that is six (6) months following the Closing Date.”

e.	Section 1.19 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(a) As an incentive for holders of shares of Purchaser Class A Common Stock not to elect to redeem such shares, the Purchaser shall make available an aggregate amount of up to Two Million (2,000,000) shares of Purchaser Class A Common Stock (the “Purchaser Continuation Shares”) to the holders of Purchaser Class A Common Stock who do not elect to redeem their shares of Purchaser Class A Common Stock pursuant to the Redemption that results in the release of each such holder’s pro rata interest in the Trust Account that is not Restricted Cash (each, a “Non-Redeeming Purchaser Stockholder”).”

(b) On the Closing Date, the Purchaser shall issue, or cause to be issued, to each Non-Redeeming Purchaser Stockholder its Non-Redeeming Pro Rata Share of the Purchaser Continuation Shares.

For the sake of clarity, for every 100,000 shares of Purchaser Class A Common Stock that are not redeemed, the Purchaser will issue 48,450 Purchaser Continuation Shares, not to exceed an aggregate of 2,000,000 Purchaser Continuation Shares.”

f.	Section 7.1(h) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“by written notice by the Purchaser to the Company if the Required Company Stockholder Approval was not delivered to the Purchaser on or before 11:59 PM Eastern Time on the fifteenth (15th) Business Day following the day on which the Registration Statement is declared effective under the Securities Act.”

3.

Effect on the Merger Agreement. Except as specifically amended by this Amendment, the Merger Agreement shall remain in full force and effect, and the Merger Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects. From and after the Amendment Effective Date, each reference in the Merger Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import, or to any provision of the Merger Agreement, as the case may be, shall be deemed to refer to the Merger Agreement or such provision as amended by this Amendment, unless the context otherwise requires. References in the Merger Agreement and this Amendment to the “date hereof” or the “date of this Agreement” shall be deemed to refer to January 9, 2023.

4.	Miscellaneous. Article IX of the Merger agreement is incorporated herein by reference, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

The Purchaser:

FIRST LIGHT ACQUISITION GROUP, INC.

By:	/s/ Thomas A. Vecchiolla
Name: Thomas A. Vecchiolla
Title: Chief Executive Officer

The Company:

CALIDI BIOTHERAPEUTICS, INC.

By:	/s/ Allan Camaisa
Name: Allan Camaisa
Title: Chief Executive Officer

The Seller Representative:

/s/ Allan Camaisa
Allan Camaisa

Purchaser Representative:

FIRST LIGHT ACQUISITION GROUP, LLC

By:	/s/ William J. Weber
Name: William J. Weber
Title: Manager